UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2008

APEX BIOVENTURES ACQUISITION CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	6770	20-4997725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Farm Lane
Hillsborough, California 94010
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 344-3029

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed, on February 5, 2008, Apex Bioventures Acquisition Corporation (the “Company”), Apex Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Acquisition Sub”), Dynogen Pharmaceuticals, Inc., a Delaware corporation (“Dynogen”), and certain named individuals entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Acquisition Sub will merge into Dynogen and Dynogen will become a wholly-owned subsidiary of the Company (the “Merger”).

On February 20, 2008, Dynogen entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Silicon Valley Bank (“SVB”) and Oxford Finance Corporation (“Oxford,” and together with SVB, the “Lenders”).  Pursuant to the Loan and Security Agreement, Dynogen borrowed an initial tranche of $5 million from the Lenders, evidenced by two secured promissory notes, each in the amount of $2.5 million issued to SVB and Oxford, respectively.  Subject to satisfaction of conditions of the Lenders set forth in the Loan and Security Agreement, Dynogen may borrow a second tranche from the Lenders of up to $5 million on or before April 30, 2008.

The term loans are due and payable on or before March 1, 2011, subject to any earlier event of default. The term loans bear interest at a rate equal to the greater of 10% or LIBOR plus six percentage points at issuance. Dynogen will repay only interest through September 30, 2008, with the first principal payment due on October 1, 2008; provided, however, in the event the Merger is not completed by September 30, 2008, Dynogen shall, in addition, repay principal for the period since the loan issuance.  Dynogen has granted the Lenders a security interest in all assets of the Company other than intellectual property and agreed not to pledge its intellectual property to secure other obligations or agree to any such negative pledge with another party.

The Loan and Security Agreement includes traditional lending and reporting covenants.  The Loan and Security Agreement also includes several potential events of default such as payment default, covenant default, material adverse change conditions, insolvency conditions or failure by Dynogen on or before September 30, 2008 either to consummate the Merger or to obtain equity financing of at least $30 million.  In an event of default, the Lenders could declare Dynogen’s payment obligations immediately due and payable, among other remedies.

The Company is required to become a co-Borrower under the Loan and Security Agreement within 30 days following the Merger.

On February 20, 2008, in connection with the Loan and Security Agreement, Dynogen issued a warrant to each of  SVB and Oxford.  Each warrant will become exercisable for 36,108 shares of the Company’s common stock subject to and upon the closing of the Merger at an initial exercise price of $7.27 per share and shall be exercisable for a period of four years from the date of the Merger.  In the event the Merger Agreement is terminated for any reason, the warrants will become exercisable for 337,500 shares of the Series B Convertible Preferred Stock at an initial exercise price of $1.10 per share or, at the at the option of the holder, other senior preferred stock of Dynogen issued for financing purposes at an initial exercise price equal to the lowest per share purchase price for such preferred stock, and shall be exercisable for a period of seven years from the original issue date of the warrant.  The shares acquired upon exercise of such warrants shall be subject to a one hundred and eighty day lock-up period from the date of the Merger in the event the warrants become exercisable for the Company’s common stock.

In the event that the second tranche is drawn down by Dynogen, the warrants will become exercisable for an additional 12,035 shares of the Company’s common stock, if the warrants become exercisable for the Company’s common stock or an additional 112,500 shares of Dynogen’s preferred stock, if the Merger Agreement is terminated for any reason.

A copy of the Loan and Security Agreement, attached hereto as Exhibit 10.1, is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Secured Promissory Note (included in Exhibit 10.1).

10.1	Loan and Security Agreement, dated as of February 20, 2008, by and among Silicon Valley Bank, Oxford Finance Corporation and Dynogen Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APEX BIOVENTURES ACQUISITION CORPORATION
(Registrant)
Dated: February 26, 2008

By:  /s/ Darrell J. Elliott

Name:  Darrell J. Elliott
Title:    Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Secured Promissory Note (included in Exhibit 10.1).

10.1	Loan and Security Agreement, dated as of February 20, 2008, by and among Silicon Valley Bank, Oxford Finance Corporation and Dynogen Pharmaceuticals, Inc.